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                                                                   EXHIBIT 10.64



THIS PREPAYMENT AGREEMENT is made on June 30, 1998

BETWEEN

(1) INNOVATIVE TECHNOLOGIES GROUP PLC (No. 2867684), a company incorporated in England and Wales, whose registered office is at Road Three, Winsford Industrial Estate, Winsford, Cheshire CW7 3PD ("the Maker"); and

(2) POLYMEDICA CORPORATION, a Massachusetts corporation, whose principal place of business is at 11 State Street, Woburn, Massachusetts 01801, USA ("the Holder").

WHEREAS:

(A) On 18 July 1997 the Maker issued to the Holder a promissory note ("the Promissory Note") for the principal amount of four million US Dollars (US$4,000,000) bearing interest as provided by the terms of the Promissory Note.

(B) In accordance with Section VI (G) of the Promissory Note, the parties have agreed that the Maker shall prepay the Promissory Note, at an agreed discounted rate, on the terms and subject to the conditions set out below.

1        PREPAYMENT

         1.1 Subject to and on or about July 7, 1998, or such other day as the parties shall in writing agree, being referred to as "the Completion Date," the Maker shall pay to the Holder the sum of one million six hundred thousand US Dollars (US$1,600,000) ("the Prepayment Amount") in full and final settlement of all amounts (whether of principal or interest) which are now or may hereafter become payable by the Maker under the terms of the Promissory Note.

                  The Holder warrants to the Maker that it is legal and beneficial owner of the Promissory Note, that it has not pledged, assigned, granted a security interest in or otherwise encumbered the Promissory Note, that no other third party rights exist in respect of the Promissory Note, it possesses the original Promissory Note and that it is entitled to enter into and perform the provisions of this Prepayment Agreement.







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2        COMPLETION

         2.1 Completion of the parties' obligations hereunder shall take place at the offices of the Maker or such other place as the parties may in writing agree on the Completion Date whereupon:

                  (a) the Maker shall pay the Prepayment Amount by electronic funds transfer to a bank account identified by the Holder to the Maker; and

                  (b) the Holder shall deliver to the Maker the original Promissory Note marked "Satisfied in Full."

         2.2 Payment by the Maker to the Holder of the Prepayment Amount shall constitute an absolute discharge in favour of the Maker of all liabilities, obligations, amounts, interest, costs, claims and expenses whatsoever and whensoever arising on its part or against it under the terms of the Promissory Note.

3        GOVERNING LAW

         This Prepayment Agreement may be signed in separate counterparts in the same form. It shall be governed by and construed in accordance with the internal laws (and not the choice of law rules) of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF this Prepayment Agreement has been duly executed and delivered as an instrument under seal as of the date first above written.

SIGNED by                                )
David Robert Chellingsworth              )    /s/ D. R. Chellingsworth
duly authorised for and on behalf of     )    ----------------------------
INNOVATIVE TECHNOLOGIES                  )
GROUP plc in the presence of:            )
Ian R. Metcalfe                          )    /s/ Ian R. Metcalfe
Solicitor, Wragg & Co.                   )    ----------------------------




POLYMEDICA CORPORATION



BY: /s/ Steven J. Lee
    -------------------------------------------
    NAME: Steven J. Lee
    TITLE: Chairman and Chief Executive Officer



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